Exhibit 99.2

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR AND SUBSIDIARIES

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page

Condensed Consolidated Financial Statements as of March 31, 2021 and December 31, 2020 and for the three months ended March 31, 2021 and 2020 (Unaudited)
Condensed Consolidated Balance Sheets	F-1
Condensed Consolidated Statements of Operations	F-2
Condensed Consolidated Statements of Comprehensive Income (Loss)	F-3
Condensed Consolidated Statements of Members’ Deficit and Noncontrolling Interest	F-4
Condensed Consolidated Statements of Cash Flows	F-5
Notes to Condensed Consolidated Financial Statements	F-6

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except unit and per unit amounts)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$8,873	$18,698
Accounts receivable, net of allowance for doubtful accounts of $282 as of March 31, 2021 and $185 as of December 31, 2020	7,022	5,913
Inventory, net	3,638	2,900
Prepaid expenses and other current assets	2,813	2,465
Total current assets	22,346	29,976
Property and equipment, net	2,153	2,169
Intangible assets, net	665	1,088
Goodwill	1,739	1,739
Other assets and deposits	154	154
Total assets	$27,057	$35,126

Liabilities and members’ deficit
Accounts payable	$5,103	$4,554
Accrued expenses and other current liabilities	3,184	2,522
Intangible asset contract liability	2,098	2,270
Deferred revenue	1,101	1,665
Simple agreements for future equity	83,600	102,700
Current debt obligations	9,410	8,488
Total current liabilities	104,496	122,199
Long-term debt, net of current portion	11,524	12,345
Intangible asset contract liability, net of current portion	250	400
Other long-term liabilities	1,970	1,674
Total liabilities	118,240	136,618
Commitments and contingencies (Note 16)
Members’ deficit:
Class A and B units, $.0001 par value, 3,650,364 units authorized as of March 31, 2021 and December 31, 2020, respectively; 1,279,427 units issued as of March 31, 2021 and December 31, 2020, respectively; 1,163,934 and 1,141,232 units outstanding as of March 31, 2021 and December 31, 2020, respectively	-	-
Class C, D, E, F, G and H units, $.0001 par value, 1,258,029 units authorized as of March 31, 2021 and December 31, 2020; 1,146,047 units issued as of March 31, 2021 and as of December 31, 2020, respectively; 1,146,047 units outstanding as of March 31, 2021 and December 31, 2020, respectively	42,179	42,179
Additional paid-in capital	982	982
Accumulated deficit	(142,449)	(153,264)
Accumulated other comprehensive income	(297)	(209)
Total Ay Dee Kay LLC members’ deficit	(99,585)	(110,312)
Noncontrolling interest	8,402	8,820
Total members’ deficit	(91,183)	(101,492)
Total liabilities and member deficit	$27,057	$35,126

See accompanying notes to the condensed consolidated financial statements.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except unit and per unit amounts)

(Unaudited)

	Three months ended March 31,
	2021	2020

Revenue:
Product revenue	$7,483	$4,225
Contract revenue	631	438
Total revenue	8,114	4,663
Operating expenses:
Cost of goods sold	4,848	2,880
Research and development	8,677	4,835
Selling, general, and administrative	2,695	1,486
Total operating expenses	16,220	9,201
Loss from operations	(8,106)	(4,538)
Other income (expense), net:
Interest income	7	6
Interest expense	(620)	(552)
Other income (expense)	19,093	(293)
Total other income (expense), net	18,480	(839)
Net income (loss) before income taxes	10,374	(5,377)
Income tax expense	(13)	(3)
Net income (loss)	10,361	(5,380)
Less: Net loss attributable to noncontrolling interest	(454)	(259)
Net income (loss) attributable to Ay Dee Kay, LLC	$10,815	$(5,121)

Net income (loss) attributable to common unitholders—basic	$5,443	$(5,121)
Net income (loss) attributable to common unitholders—diluted	$(13,657)	$(5,121)

Net income (loss) per unit attributable to common unitholders—basic	$4.69	$(4.60)
Net income (loss) per unit attributable to common unitholders—diluted	$(9.68)	$(4.60)

Weighted average common units outstanding—basic	1,161,326	1,114,116
Weighted average common units outstanding—diluted	1,410,720	1,114,116

See accompanying notes to the condensed consolidated financial statements.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands)

(Unaudited)

	Three months ended March 31,
	2021	2020

Net income (loss)	$10,361	$(5,380)
Other comprehensive loss:
Foreign currency translation adjustments	(88)	(68)
Comprehensive income (loss)	10,273	(5,448)

Less: Comprehensive loss attributable to noncontrolling interest	(418)	(269)
Comprehensive income (loss) attributable to Ay Dee Kay, LLC	$10,691	$(5,179)

See accompanying notes to the condensed consolidated financial statements.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT AND NONCONTROLLING INTEREST

(Amounts in thousands, except unit amounts)

(Unaudited)

	Class A and B units		Class C, D, E, F, G and H convertible units		Additional paid-in	Accumulated	Accumulated other comprehensive	Noncontrolling	Total members’
	Units	Amount	Units	Amount	capital	deficit	income	interest	deficit

Balance as of December 31, 2019	1,109,473	$-	1,141,547	$41,468	$577	$(55,766)	$(241)	$3,380	$(10,582)

Vesting of Class B units	7,686	-	-	-	-	-	-	-	-
Issuance of Class H units	-	-	-	-	-	-	-	-	-
Proceeds from sale of noncontrolling interest	-	-	-	-	-	-	-	1,452	1,452
Net loss	-	-	-	-	-	(5,121)	-	(259)	(5,380)
Foreign currency translation adjustment	-	-	-	-	-	-	(68)	(10)	(78)
Balance as of March 31, 2020	1,117,159	$-	1,141,547	$41,468	$577	$(60,887)	$(309)	$4,563	$(14,588)

Balance as of December 31, 2020	1,141,232	$-	1,146,047	$42,179	$982	$(153,264)	$(209)	$8,820	$(101,492)

Vesting of Class B units	22,702	-	-	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	10,815	-	(454)	10,361
Foreign currency translation adjustment	-	-	-	-	-	-	(88)	36	(52)
Balance as of March 31, 2021	1,163,934	$-	1,146,047	$42,179	$982	$(142,449)	$(297)	$8,402	$(91,183)

See accompanying notes to the condensed consolidated financial statements.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three months ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$10,361	$(5,380)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	643	620
Inventory impairment charges	8	261
Amortization of discount and cost of issuance of debt	72	50
Bad debts	49	-
Non-cash interest expense	202	65
Loss (gain) on remeasurement of SAFE notes	(19,100)	349
Accrued contingent consideration related to acquisition	60	-
Deferred City Semi compensation	125	-
Changes in operating assets and liabilities:
Accounts receivable	(1,163)	30
Inventory	(746)	(341)
Accounts payable	536	(1,102)
Accrued expenses and other current liabilities	432	-
Deferred revenue	(564)	(438)
Prepaid and other current assets	(6)	(54)
Other long term liabilities	-	(209)
Net cash used in operating activities	(9,091)	(6,149)
Cash flows from investing activities:
Purchases of property and equipment	(140)	(259)
Purchases of intangible assets	(21)	-
Net cash used in investing activities	(161)	(259)
Cash flows from financing activities:
Proceeds from issuance of SAFE Notes	-	1,875
Proceeds from sale of noncontrolling interest	-	1,451
Proceeds from issuance of debt	-	2,000
Payments on debt obligations	-	(1,196)
Payments on financed software	(300)	-
Payments on deferred financing costs	(332)	-
Net cash provided by (used in) financing activities	(632)	4,130
Effect of exchange rate changes on cash and cash equivalents	59	5
Net decrease in cash and cash equivalents	(9,825)	(2,273)
Cash and cash equivalents at beginning of period	18,698	7,155
Cash and cash equivalents at end of period	$8,873	$4,882

Supplemental disclosure of cash flow information:
Cash paid for interest	$340	$406

Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment, accrued but not paid	$56	$76
Deferred financing costs incurred	$491	$-

See accompanying notes to the condensed consolidated financial statements.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except unit and per unit amounts)

(Unaudited)

1.	Nature of the Business and Basis of Presentation

Ay Dee Kay, LLC, d/b/a indie Semiconductor, and Subsidiaries (“indie” or the “Company”) offers highly innovative automotive semiconductors and software solutions for Advanced Driver Assistance Systems (ADAS), including light detection and ranging (“LiDAR”), connected car, user experience and electrification applications. These functions represent the core underpinnings of both electric and autonomous vehicles, while the advanced user interfaces are transforming the in-cabin experience to mirror and seamlessly connect to the mobile platforms we rely on every day. indie is an approved vendor to Tier 1 automotive suppliers and its platforms can be found in marquee automotive manufacturers around the world. Headquartered in Aliso Viejo, California, indie has design centers and sales offices in Austin, Texas, Boston, Massachusetts, Detroit, Michigan, San Francisco and San Jose, California, Dresden, Germany, Edinburgh, Scotland, and various locations in China. The Company engages subcontractors to manufacture its products. The majority of these subcontractors are located in Asia.

Risks and Uncertainties

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic (the “Pandemic”) and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. The duration and extent of the Pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions. It has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the Pandemic remains unknown.

The Company experienced a decrease in customer demand and product shipments in the second quarter of fiscal year 2020. This decrease was primarily the result of closures or reduced capacity at customer manufacturing facilities in China. During the second half of fiscal year 2020, customer manufacturing facilities re-opened and demand increased. The Company has transitioned to a remote work environment for its employees and starting the second fiscal quarter of 2020 to date and reduced discretionary spending. As customer demand increased during the second half of fiscal year 2020 and the first quarter of 2021, the semiconductor industry, and automotive semiconductors in particular, experienced material shortages and supply constraints.  Given the Company’s reliance on third-party manufacturing suppliers, these industry dynamics have resulted in certain instances of extended production lead times, increased production and expedite costs, and delays in meeting increasing customer demand for its products, which if unabated, present a significant risk to the Company. In certain circumstances, the Company has increased order lead times, and placed purchase orders with suppliers based on its anticipated demand requirements for the balance of 2021 in efforts to secure production capacity allocation. However, the Company cannot predict the duration or magnitude of the Pandemic or the full impact that it may have on the Company’s financial condition, operations, and workforce. The Company will continue to actively monitor the rapidly evolving situation related to the Pandemic and may take further actions that alter the Company’s operations, including those that may be required by federal, state or local authorities, or that the Company determines are in the best interests of its employees and other third parties with whom the Company does business.

Basis of Presentation

The condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The condensed consolidated financial statements include the accounts of Ay Dee Kay, LLC, its wholly owned subsidiaries indie LLC, a California entity, Ay Dee Kay Limited, a private limited company incorporated under the laws of Scotland, indie GmbH, a private limited liability company incorporated under the laws of Germany, indie Kft, a limited liability company incorporated under the laws of Hungary, its majority owned subsidiary, Wuxi indie Microelectronics Ltd. (“Wuxi”), a Chinese entity 50% owned by the Company as of March 31, 2021 and Wuxi’s wholly-owned subsidiary, indie Semiconductor HK, Ltd. All significant intercompany accounts and transactions of the subsidiaries have been eliminated in consolidation. The noncontrolling interest attributable to the Company’s less-than-wholly-owned subsidiary is presented as a separate component from members’ deficit in the condensed consolidated balance sheets, and a noncontrolling interest in the condensed consolidated statements of operations and condensed consolidated statements of members’ deficit and noncontrolling interest.

Unaudited Interim Financial Information

In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in members’ deficit and cash flows. The condensed consolidated balance sheet at December 31, 2020, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. The accompanying unaudited condensed consolidated financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the fiscal year ended December 31, 2020.

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), whereby lessees will be required to recognize for all leases at the commencement date a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. A modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the condensed consolidated financial statements must be applied. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. The FASB issued ASU 2019-10-Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates in November 2019 and ASU 2020-05-Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities in June 2020. The ASUs change some effective dates for ASU 2016-02 on leasing. After applying ASU 2019-10 and 2020-05, ASU 2016-02 is effective for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of the new standard is expected to result in the recognition of additional lease liabilities and right-of-use assets as of January 1, 2022. The Company is currently evaluating the impact of the new standard on the Company’s condensed consolidated financial statements and related disclosures.

In June 2016, the FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss.  This ASU requires entities to measure the impairment of certain financial instruments, including accounts receivable, based on expected losses rather than incurred losses. For non-public business entities, this ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted, and will be effective for the Company beginning in 2023. The Company is currently evaluating the impact of the new standard on the Company’s condensed consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of ASC 740, Income Taxes. The amendments also improve consistent application of and simplify GAAP for other areas of ASC 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 (and December 15, 2021 for nonpublic companies) and early adoption is permitted. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective, or prospective basis. The Company is currently assessing the impact that this standard will have on its condensed consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions to contract modifications and hedging relationships that reference the London Interbank Offered Rate or another reference rate expected to be discontinued. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. However, ASU 2020-04 will only be available for a limited time (generally through December 31, 2022). The Company is currently evaluating the impact of the reference rate reform and ASU 2020-04 on its financial statements and disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). The new standard reduces the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current U.S. GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The standard also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity. For non-public entities, ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is in the process of completing its review of its existing convertible instruments under ASU 2020-06 and does not expect the adoption of ASU 2020-06 to have a material impact on its financial position, results of operations, or cash flows.

2.	Acquisition of City Semiconductor, Inc.

On May 13, 2020, the Company acquired certain assets and liabilities of City Semiconductor, Inc. (“City Semi”), which has developed technology related to analog and mixed-signal integrated circuitry, with a focus on high-speed analog-to-digital converters and digital-to analog-intellectual property cores. The Company accounted for the acquisition as a business combination. The transaction costs associated with the acquisition were not material and were expensed as incurred. The acquisition date fair value of the consideration transferred for City Semi was approximately $2,029, which consisted of the following:

Fair Value
As of May 13, 2020

Class H units issued	$711
Contingent consideration	1,180
Cash consideration to be transferred at a later date	138
Total	$2,029

The maximum contingent consideration payable in connection with the acquisition is $2,000. The acquisition date fair value of the contingent consideration was determined based on the Company’s assessment of the probability of achieving the performance targets that ultimately obligate the Company to transfer additional consideration to the seller. The contingent consideration is comprised of two tranches. The first tranche is payable, up to a maximum of $500, upon the achievement of cash collection targets within twelve months of the acquisition, and this target was achieved in May 2021. The second tranche is payable, up to a maximum of $1,500 upon the shipment of a product incorporating the acquired developed technology. The fair value of any outstanding contingent consideration liabilities will be remeasured as of the end of each reporting period with any resulting remeasurement gains or losses recognized in the condensed consolidated statement of operations. The fair value of the first and second tranche contingent consideration liabilities was $500 and $960, respectively, as of March 31, 2021, and $500 and $900, respectively, as of December 31, 2020. The fair value of the first tranche contingent consideration liability is reflected in other current liabilities within the condensed consolidated balance sheet and the fair value of the second tranche contingent consideration liability is reflected in other long-term liabilities.

In connection with this acquisition, the two existing employees of City Semi, including the founder and sole shareholder of City Semi, entered into employment agreements with the Company. As there is a service condition associated with these agreements, the related compensation expense is accounted for separately from the acquisition. The Company recognizes the related compensation expense as research and development expense in the condensed consolidated statement of operations on a straight-line basis over the requisite service period.

The following table summarizes the fair values of assets acquired and liabilities assumed as of the date of acquisition:

Fair Value
As of May 13, 2020

Intangible asset – Software license	$139
Intangible asset - Developed technology	369
Goodwill	1,739
Deferred revenue	(41)
Accrued expenses	(177)
Net assets acquired	$2,029

The Company estimates that the useful life of the acquired developed technology intangible asset is seven years and the useful life of the acquired software license intangible asset is approximately one year, which represents the remaining duration of the software license. The excess of purchase consideration over the fair value of net assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce. None of the goodwill recognized is expected to be deductible for income tax purposes.

There are no amounts of revenue and earnings of City Semi included in the Company’s condensed consolidated statement of operations for the three months ended March 31, 2020.

The unaudited pro forma financial information shown below summarizes the combined results of operations for the Company and City Semi as if the closing of the acquisition had occurred on January 1, 2020.

Three months ended March 31, 2020

Combined revenue	$5,189
Combined net loss before income taxes	(5,362)

The unaudited pro forma financial information includes adjustments that are directly attributable to the business combination and are factually supportable. The adjustments primarily reflect the amortization of acquired developed technology and compensation expense related to consideration to be transferred to the founder upon the second anniversary of his employment. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been realized if the acquisition had taken place on January 1, 2020.

3.	Inventory, Net

Inventory, net consists of the following:

	March 31, 2021	December 31, 2020

Work-in-process	$4,516	$4,277
Finished goods	925	882
Inventory, gross	5,441	5,159
Less: Inventory reserves	1,803	2,259
Inventory, net	$3,638	$2,900

During the three months ended March 31, 2021 and 2020, the Company recognized write-downs in the value of inventory of $8 and $261, respectively.

4.	Intangible Assets, Net

Intangible assets, net consist of the following:

	March 31, 2021				December 31, 2020
	Weighted average remaining useful life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted average remaining useful life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Software Licenses	0.3	$4,347	$(4,090)	$257	0.6	$4,391	$(3,759)	$632
Intellectual Property Licenses	1.5	1,736	(1,649)	87	1.7	1,736	(1,614)	122
Developed technology	6.1	369	(48)	321	6.4	369	(35)	334
Total		$6,452	$(5,787)	$665		$6,496	$(5,408)	$1,088

The Company obtained IP licenses which it uses for its research and development efforts related to its products.

Amortization of intangible assets for the three months ended March 31, 2021 and 2020 was $422 and $394, respectively, and is included in research and development expense in the condensed consolidated statements of operations.

Based on the amount of intangible assets subject to amortization as of March 31, 2021, amortization expense for each of the next five fiscal years is expected to be as follows:

2021 (remaining nine months)	$335
2022	82
2023	72
2024	53
2025	53
Thereafter	70
$665

5.	Goodwill

The following table sets for the carrying amount and activity of goodwill as of March 31, 2021:

Amount
Balance as of December 31, 2020	$1,739
Impairment of goodwill	-
Additions	-
Balance as of March 31, 2021	$1,739

There was no goodwill recorded as of March 31, 2020.

6.	Debt

The following table sets forth the components of debt as of March 31, 2021 and December 31, 2020:

	March 31, 2021			December 31, 2020
	Principal outstanding	Unamortized discount and issuance cost	Carrying amount	Principal outstanding	Unamortized discount and issuance cost	Carrying amount
Trinity term loan, due 2022	$12,000	$(593)	$11,407	$12,000	$(665)	$11,335
Short term loans, due 2021	458	—	458	459	—	459
PPP Loan, due 2022	1,868	—	1,868	1,868	—	1,868
Tropez loan, due 2021	2,000	—	2,000	2,000	—	2,000
Total term loans	16,326	(593)	15,733	16,327	(665)	15,662
Revolving line of credit	1,675	—	1,675	1,675	—	1,675
Embry convertible notes, due 2021	3,606	(80)	3,526	3,606	(110)	3,496
Total debt	$21,607	$(673)	$20,934	$21,608	$(775)	$20,833

The outstanding debt as of March 31, 2021 and December 31, 2020 is classified in the condensed consolidated balance sheets as follows:

	March 31, 2021	December 31, 2020
Current liabilities - Current debt obligations	$9,410	$8,488
Noncurrent liabilities - Long-term debt, net of current maturities	11,524	12,345
	$20,934	$20,833

Embry Convertible Subordinated Notes Payable

On December 4, 2012, the Company entered into two convertible note and exchange agreements with an investor, pursuant to which the entire outstanding principal of $3,500 and corresponding accrued interest of $107 held under existing loan agreements were exchanged for two convertible subordinated notes with aggregate principal amounts of $2,604 and $1,003. The convertible subordinated notes bore interest of 0.93% per annum, which is compounded annually. The aggregate principal and all accrued and unpaid interest were due in full on December 4, 2017. On December 3, 2017, the Company entered into a 12-month extension of these two convertible note and exchange agreements.

On December 3, 2018, the Company entered into a 36-month extension of these two convertible note and exchange agreements. The interest rate on the 36-month extension was amended to 3.07% per annum. The Company recorded a discount on this convertible debt extension and a corresponding increase in additional paid-in capital related to the enhanced value of the embedded conversion options. The Company is amortizing the discount to interest expense over the 36-month extension period.

The amendments to extend the maturity date were treated as modifications of the debt.

The convertible subordinated notes with aggregate principal of $2,604 and $1,003 may be converted to an aggregate 185,000 Class A Units and 100,000 Class C Units, respectively, at the investors’ discretion prior to the maturity date or automatically upon a liquidity event, as defined in the loan agreement. The Company determined that the embedded conversion options should not be bifurcated from their host instruments.

In December 2020, Embry assigned the notes to its affiliate, Cézanne Investments Ltd. (“Cézanne”). Cézanne subsequently submitted a written notice of conversion to the Company in February 2021 to exercise its right to convert at the SPAC transaction closing on or before December 31, 2021. As the conversion is contingent upon the successful closure of the closing of the SPAC transaction, the Company concluded a conversion event did not occur and the Embry convertible notes should remain as debt as of March 31, 2021.

At March 31, 2021 and December 31, 2020, the total carrying value of the convertible subordinated notes payable, net of unamortized discount, was $3,526 and $3,496, respectively. Total accrued interest as of March 31, 2021 and December 31, 2020 was $488 and $458, respectively, and is included in accrued expenses and other current liabilities on the Company’s condensed consolidated balance sheets. Contractual interest incurred related to the convertible subordinated notes was $31 and $30 for the three months ended March 31, 2021 and 2020, respectively, and is included in interest expense in the Company’s condensed consolidated statements of operations.

PacWest Term Loan and Revolving Line of Credit

The Company entered into a loan and security agreement with Pacific Western Bank (“PacWest”, formerly Square 1 Bank) in January 2015, that provided a term loan of up to $10,000 with a maturity date of September 2020. The term loan bore interest equal to the greater of one percent above the prime rate in effect, or 4.5% on outstanding borrowings. In addition, the loan and security agreement provided for a revolving line of credit. The revolving line of credit bore interest equal to the greater of seventy-five basis points above the prime rate in effect, or 4.25% on outstanding borrowings. The terms of the loan and security agreement have been amended from time to time, with the most recent amendment dated June 8, 2021 (see Note 16 – Subsequent Events for further information). The amendments have extended the maturity date of the loan and adjusted the financial covenants’ borrowing limits. In August 2017 and as part of an amendment to the loan and security agreement, the Company issued warrants to PacWest to purchase 3,388 Membership Units.

During 2020, the Company entered into three amendments to the PacWest loan agreement. Pursuant to the terms of the amendments, $889, the full amount of unpaid principal and interest was transferred from the PacWest term loan to the revolving line of credit as of January 30, 2020. In addition, the amendments modified certain financial covenants, including the Company maintain a minimum cash balance of $2,300 and adjusted the borrowing limits to $2,000. The maturity date of the revolving line of credit has been amended to the earlier of July 20, 2021 (see Note 16 – Subsequent Events for further information regarding the transaction).

As of March 31, 2021 and December 31, 2020, the Company had no outstanding balance on the term loan.

Contractual interest incurred related to the term loan and line of credit was $18 and $8 for the three months ended March 31, 2021 and 2020, respectively, and is included in interest expense in the Company’s condensed consolidated statements of operations. The amortization of the debt discount resulted in interest expense of $0 and $6 for the three months ended March 31, 2021 and March 31, 2020, respectively, and is also included in interest expense in the Company’s condensed consolidated statements of operations.

As of March 31, 2021 and December 31, 2020, the revolving line of credit had an outstanding balance of $1,675. The Company’s borrowings under the term loan and revolving line of credit were subject to an aggregate borrowing limit of $2,000 as of March 31, 2021 and December 31, 2020. Total borrowings at any given time under the agreement are limited to a percentage of domestic accounts receivables less than 90 days past due and other factors.

Trinity Term Loan

In March 2018, the Company entered into a term loan agreement with Trinity Capital Fund (“Trinity”) to borrow $15,000 at a rate of 11.25%. In connection with such loan, the Company issued 6,250 warrants to Trinity to acquire Class G units at an exercise price per unit of $35.42.

In October 2020, the Company entered into a new loan agreement with Trinity, which replaced the March 2018 agreement. The new loan has a principal of $12,000, which was exchanged for the old loan’s principal balance of $11,325, lender fees of $474 and a cash payment to the Company of $194. In addition, the Company issued to Trinity 1,844 additional warrants to purchase the Company’s Class G Units, which had a fair value of $405. The new loan agreement was treated as a modification for accounting purposes. The unamortized discount from the old loan was treated as additional debt discount on the new loan along with the lender fees paid to and additional warrants issued to Trinity in October 2020.

The new loan has a maturity date of October 1, 2024 and bears interest equal to the greater of 10.75% or the Prime Rate plus 7.5%. The term loan may be prepaid by paying the principal and interest plus a prepayment fee ranging from 4.0% to 1.0% of the principal being repaid, depending on the length of time between the effective date and the prepayment date. Upon final repayment, an end-of-term fee of $720 must be paid by the Company to Trinity. The term loan is collateralized by substantially all of the Company’s assets to the extent they are not already securing the senior debt of PacWest.

As of March 31, 2021 and December 31, 2020, the Company had $11,407 and $11,335 outstanding under the Trinity Term loans, respectively, net of the unamortized discount and issuance cost generated as a result of the warrant issuance described in Note 9 – Members’ Equity. The debt discount and issuance costs are being amortized through interest expense over the term of the loan using the effective interest method. The old loan required monthly interest only payments of $141 until November 2019 when repayment of principal began, and payments increased to $493 per month. The new loan requires interest only payments of $108 until October 2021 when repayment of principal begins, and payments increase to $391 per month with an effective interest rate of 15.8%.

Contractual interest incurred related to the term loans was $395 and $418 for the three months ended March 31, 2021 and 2020, respectively, and is included in interest expense in the Company’s condensed consolidated statements of operations. The amortization of the debt discount and cost of issuance resulted in interest expense of $131 and $13 for the three months ended March 31, 2021 and 2020, respectively, and is also included in interest expense in the Company’s condensed consolidated statements of operations.

This loan, along with other outstanding debt are subject to debt covenants which, if violated, could result in the outstanding balance becoming immediately due. The Company has complied with or obtained waivers for all such covenants as of the date these financial statements were issued.

Short Term Loans

On November 13, 2019, Wuxi entered into a short term loan agreement with CITIC Group Corporation Ltd. with aggregate principal balance of CNY 2,000, or approximately $285, and bearing interest of 4.785% per annum. The principal balance is denominated in Chinese Yuan and the outstanding balance is adjusted for changes in foreign currency exchange rates at each reporting period. On November 13, 2020, the terms of the agreement were extended for twelve months, and the principal and interest are due on November 15, 2021. On October 15, 2020, Wuxi entered into a short term loan agreement with Netherlands China Business Council (“NCBC”) with aggregate principal balance of CNY1,000 or approximately $151 and bearing interest of 4.785%. As of March 31, 2021 and December 31, 2020, the aggregate outstanding principal balance of the short term loans was $458.

Tropez Note

On January 31, 2020, the Company entered into a convertible loan agreement with Tropez Fund Limited (“Tropez”) with principal amount of $2,000 and subject to interest of 12% per annum. The terms of the loan provide for a renewable 180-day period for a maximum term of twelve months. The Company renewed the loan on July 29, 2020 for the additional 180-day period. The note was amended on January 21, 2021 to extend the maturity date to the earlier of December 31, 2021 or the closing of the potential transaction with Thunder Bridge II. Additionally, the January 21, 2021 amendment removed the conversion rights associated with the loan. The loan is terminated upon full repayment of principal and interest. Interest expense related to the loan was $65 and $40 for the three months ended March 31, 2021 and 2020, respectively, and is included in interest expense in the Company’s condensed consolidated statements of operations.

Paycheck Protection Program

In April 2020, the Company applied for a loan pursuant to the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) as administered by the U.S. Small Business Administration (the “SBA”). In May 2020, the loan was approved, and the Company received the proceeds from the loan in the amount of $1,868 (the “PPP Loan”). The PPP Loan took the form of a promissory note that matures two years after the date of the note and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments, less the amount of any potential forgiveness (discussed below). The PPP Loan provides for customary events of default, including, among others, those relating to failure to make payments thereunder. The Company may prepay the principal of the PPP Loan at any time without incurring any prepayment penalties. The PPP Loan is non-recourse against any individual shareholder, except to the extent that such party uses the loan proceeds for an unauthorized purpose.

All or a portion of the PPP Loan may be forgiven by the SBA and lender upon application by the Company and upon documentation of expenditures in accordance with the SBA requirements. Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, and covered utilities during the applicable period beginning on the date of loan approval. For purposes of the CARES Act, payroll costs exclude compensation of an individual employee in excess of $100,000, prorated annually. Not more than 25% of the forgiven amount may be for non-payroll costs. Forgiveness is reduced if full-time headcount declines, or if salaries and wages for employees with salaries of $100,000 or less annually are reduced by more than 25%. No assurance can be given that the Company will obtain forgiveness of the PPP Loan either in whole or in part. Accordingly, the Company accounts for the PPP Loan as part of long-term debt.

The future maturities of the convertible debt, term loans, PPP loan, and revolving line of credit are collectively as follows:

2021 (remaining nine months)	$8,570
2022	5,377
2023	4,006
2024 and thereafter	2,981
$20,934

7.	Simple Agreements for Future Equity

During the year ended December 31, 2020, the Company entered into SAFEs with existing investors and third-party investors for total proceeds of $25,765. The SAFEs require that the Company issue equity to the SAFE holders in exchange for their investment upon an equity raise of at least $35,000. The conversion price of the equity to be issued in exchange for the SAFE investment would be equal to the lower of a 25% discount to the equity issued or such price that implies the pre-money valuation of the Company is $250,000 for the SAFEs issued to existing investors while the SAFEs issued to new third-party investors have a pre-money valuation of $350,000 (all other features are the same). In the event of a dissolution, the SAFE holders are entitled to receive payment in the amount of the original purchase amount, in preference to any membership units. In the event of a liquidation, the SAFE holders are entitled to redeem the SAFE for two times the original purchase amount. In the event of a change in control of the Company, the SAFE holders receive a return of their purchase price for the SAFE. Certain SAFE holders may convert the SAFE into preferred units of the Company if change of control or another exit event has not occurred prior to December 31, 2021. The SAFEs have no interest rate or maturity date, and the SAFE holders have no voting rights prior to conversion.

The SAFEs are recorded at fair value at issuance and remeasured at each reporting date. Changes in fair value are recorded in other income (expense), net in the condensed consolidated statement of operations. The fair value of the SAFEs was $83,600 and $102,700 as of March 31, 2021 and December 31, 2020, respectively. The changes in the fair value of the SAFEs are reflective of changes in the valuation of the Company as the Company evaluates strategic opportunities. See Note 8 – Fair Value Measurements.

8.	Fair Value Measurements

The Company’s debt instruments are recorded at their carrying values in its condensed consolidated balance sheets, which may differ from their respective fair values. The fair values of the Company’s convertible notes are estimated using the valuation of the securities into which the debt is convertible, external pricing data, based on interest rates and credit ratings for similar issuances with the same remaining term as the Company’s outstanding borrowings. The fair value of the Embry convertible notes was determined using valuation inputs categorized as Level 3. The fair values of the Company’s term loans and Tropez note generally approximate their carrying values. The following table presents the Company’s Embry convertible notes carrying and fair values:

	March 31, 2021		December 31, 2020
	Carrying value	Fair value	Carrying value	Fair value
Embry convertible notes	$3,526	$80,400	$3,496	$103,200

The following table presents the Company’s fair value hierarchy for financial assets and liabilities:

	Fair Value Measurements as of March 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
SAFEs	$-	$-	$83,600	$83,600
First Tranche Contingent Consideration	$-	$-	$500	$500
Second Tranche Contingent Consideration	$-	$-	$960	$960

	Fair Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
SAFEs	$-	$-	$102,700	$102,700
First Tranche Contingent Consideration	$-	$-	$500	$500
Second Tranche Contingent Consideration	$-	$-	$900	$900

Level 3 Disclosures

The SAFEs were valued using a probability-weighted expected return method (“PWERM”) valuation approach aligned to the SAFE provisions, including (i) conversion through qualified equity financing, (ii) conversion through acquisition of a special purpose acquisition company, (iii) no conversion through equity or acquisition prior to December 31, 2021, (iv) a liquidation event, and (v) a dissolution event. Determining the fair value of the SAFEs using the PWERM requires assumptions and estimates for both the probability of each scenario and the fair value determined under each scenario. The SAFEs were valued through each scenario using an appropriate valuation approach, including calculations based on the terms of the SAFEs and a Monte Carlo simulation, which utilized the Geometric Brownian Motion formula to simulate the conversion and payout of the SAFEs. The significant unobservable inputs include the discount rate, constant volatility factor and the Geometric Brownian Motion. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement.

	As of	As of
	March 31, 2021	December 31, 2020
	Input	Input
Liabilities:
SAFEs
Discount rate	75%	75%
Constant volatility factor	55%	40%
Geometric Brownian Motion	0.98	0.98

The first and second tranche of contingent consideration associated with the City Semi business combination is recorded at fair value and remeasured as of March 31, 2021 and December 31, 2020 using the present value of cash flows method with assumed market yield and probability of success.

9.	Members’ Equity

As of March 31, 2021 and December 31, 2020, the following members’ equity were authorized, issued, and outstanding:

	At March 31, 2021			At December 31, 2020
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding
Class A	3,136,518	911,500	911,500	3,136,518	911,500	911,500
Class B	513,846	367,927	252,434	513,846	367,927	229,732
Class C	400,000	300,000	300,000	400,000	300,000	300,000
Class D	236,521	236,521	236,521	236,521	236,521	236,521
Class E	112,916	112,916	112,916	112,916	112,916	112,916
Class F	492,110	492,110	492,110	492,110	492,110	492,110
Class G	11,482	—	—	11,482	—	—
Class H	5,000	4,500	4,500	5,000	4,500	4,500
Total	4,908,393	2,425,474	2,309,981	4,908,393	2,425,474	2,287,279

In connection with its formation on February 9, 2007, the Company issued 911,500 Class A Units to the four initial members. On December 28, 2012, the Company issued 300,000 Class C Units to an investor at an original issue price of $10 per unit for total consideration of $3,000.

The Company reserved 185,000 Class A units and 100,000 Class C Units in connection with the convertible note described in Note 6 — Debt. These units are not issued or outstanding until conversion of the outstanding principal in accordance with the terms of the notes.

The Fifth Amended and Restated LLC Agreement authorized an increase of Class B Units from 243,000 units to 513,846 units. The Class B Units are profit interests issued to employees, directors, and consultants. See Note 12 – Unit-Based Compensation.

On July 24, 2015, the Company issued 221,739 Class D units to an investor at an original issue price of $33.82 per unit for cash consideration of approximately $7,215, net of issuance costs of $285. On August 28, 2015, the Company issued an additional 14,782 Class D units to an existing investor at an original issue price of $33.82 per unit for cash consideration of $500.

On July 25, 2017, the Company issued 112,916 Class E units to investors at an original issue price of $35.42 per unit for cash consideration of $3,963, net of issuance costs of $37.

The Company has issued warrants to purchase Class G Units as part of amendments to the terms of debt agreements with Trinity and PacWest, see Note 6 – Debt. In connection with entering into the term loan agreement with Trinity in March 2018, the Company issued an aggregate of 6,250 warrants with a strike price of $35.42 to purchase Class G Units. In April 2018, as part of an amendment to the loan and security agreement, the Company issued warrants to PacWest to purchase 3,388 Class G Units with a strike price of $35.42. On October 1, 2020, in connection with the new loan agreement with Trinity, the Company issued additional warrants to Trinity to purchase 1,844 Class G units at a strike price of $35.42 under the same terms and features as previously issued Class G warrants. All warrants can be exercised through payment of the exercise price or by net share settlement and the holders of Class G units do not have voting rights.

Following the Company’s announcement of the Master Transactions Agreement (“MTA”), PacWest issued a letter dated February 3, 2021 to the Company demanding 52,632 warrants in satisfaction of the provisions contained in the August 9, 2017 credit facility amendment. On June 8, 2021, the Company and PacWest entered into a settlement agreement and mutual release where both parties acknowledged and agreed that the original 3,388 warrants issued were in full compliance of the credit facility amendment.

In June 2018, the Company issued 492,110 Class F units to investors at an issue price of $54.87 per unit for cash consideration of $26,790, net of issuance costs of $210.

In May 2020, the Company issued 4,500 Class H units to the owners of City Semi as part of the business combination, see Note 2 – Acquisition of City Semiconductor.

As of March 31, 2021 and December 31, 2020, the Company owned 50% of its subsidiary, Wuxi. From time to time, Wuxi has sold equity ownership and the transactions have reduced the Company’s controlling interest in Wuxi on the condensed consolidated balance sheets. As of March 31, 2021, the Company maintained majority ownership interest in Wuxi and a controlling financial interest.

The rights and privileges of the holders of the equity units are as follows:

Liquidation Rights and Distributions with Respect to Liquidity Event Rights

The Company’s Operating Agreement outlines the liquidation and other preferential rights granted to holders of Class C, D, E, F, G and H units. These rights include preferential treatment in the case of an extraordinary distribution by the Company to its members (not including any distribution of units), a sale of the Company, a liquidation event or unwind of the Company. The distribution provisions are complex and depend on the amount of proceeds to be distributed. In the scenario where the proceeds are sufficient to return the capital investment of each class and provide greater than another 50% of the capital investment of each class on a participating basis, then Class F as the most senior preference and would be entitled to the amount of the original issue price of the Class F Units, followed by Classes E, D, and C in that order, each in the respective amount of the original issue price of its units, followed by Class H and G up to the original issue price. The remaining amounts available to be distributed are shared among all of the classes of Units (except for Class G) according to their fully diluted percentages. If distribution proceeds are not sufficient to return the capital investment of each class and provide greater than another 50% of the capital investment of each class on a participating basis, then, the Operating Agreement provides numerous distribution waterfalls that are designed to achieve the rights of each class in each scenario based on the specific amount of proceeds. Generally, if a preferred class would receive through a fixed preference of 150% of its capital as compared to 100% of its capital plus its participation in the residual tranche, then the preferred class would receive up to 150% of its capital with no participation. Class A and Class B receive distributions only in the residual tranche to the extent proceeds remain after the preferences.

Conversion Rights

Each unit of Classes C, D, E, F, G and H shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable Class A units as is determined by dividing the original issue price for the units of Classes C, D, E, F, G or H as applicable, by the conversion price (original issue price) applicable to such Class C, D, E, F, G and H unit in effect on the conversion date. Additionally, each Class C, D, E, F, G, or H unit shall automatically be converted into Class A units at the Conversion Price applicable to such units of Classes C, D, E, F, G or H immediately upon the Company’s sale of its securities in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act in which (i) the public offering per unit price is not less than $180.53 (adjusted for splits and reverse splits and other adjustments of Class F Units) and (ii) the anticipated aggregate offering price is at least $200,000. The conversion price shall be the initial issuance price as adjusted for any antidilution provisions as defined in the operating agreement.

Voting Rights

Each Class A unit shall be entitled to one point four seven (1.47) votes per Class A unit. This ratio is revised from time to time to equal (X) divided by (Y), where (X) equals the sum of (i) the Class A units issued to the initial members and their successors and assigns plus (ii) the total number of authorized B units and G units, and (Y) equals the total number of Class A units issued to the initial members and their successors and assigns.

Holders of Class B units shall not be entitled to vote except as otherwise required by law. Each holder of Class C, D, E and F units shall be entitled one vote per Class A unit into which such Class C, D, E and F units are convertible. Holders of Class G and H units shall not be entitled to vote except as otherwise required by law or in the event the holders of Class G or H units convert their units to Class A units as in the operating agreement.

10.	Noncontrolling Interest

The Company’s ownership of Wuxi was 50% as of March 31, 2021 and December 31, 2020. From time to time, Wuxi has sold equity ownership and the transactions have reduced the Company’s controlling interest in Wuxi on the condensed consolidated balance sheets. As of March 31, 2021, the Company maintained majority ownership interest in Wuxi and a controlling financial interest.

11.	Revenue

Disaggregation of Revenue

The Company disaggregates revenue from contracts with customers by geographic region, as the Company’s management believes it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

The following tables present revenue disaggregated by geography of the customer’s shipping location for the three months ended March 31, 2021 and 2020:

	Product revenue		Contract revenue
	Three months ended March 31,		Three months ended March 31,
	2021	2020	2021	2020

China	$6,322	$2,773	$-	$-
Canada	390	-	-	-
Netherlands	430	86	177	30
Brazil	301	201	-	-
United States	40	531	454	408
South Korea	-	634	-	-
Total	$7,483	$4,225	$631	$438

Contract Balances

Contract assets or contract liabilities are recorded depending on the timing of revenue recognition, billings and cash collections on a contract-by-contract basis. Contract liabilities primarily relate to deferred revenue, including advance consideration received from customers for contracts prior to the transfer of control to the customer, and therefore revenue is recognized upon delivery of products and services or as the services are performed. The Company recorded contract assets of $0 and $55 at March 31, 2021 and December 31, 2020, respectively. The balance represents unbilled revenue and is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

The following table presents the contract liabilities as of March 31, 2021 and December 31, 2020:

	March 31,	December 31,
	2021	2020

Deferred revenue	$1,101	$1,665

As of March 31, 2021 and December 31, 2020, contract liabilities were included as deferred revenue and classified as current liabilities in the condensed consolidated balance sheets.

During the three months ended March 31, 2021 and 2020, the Company recognized $631 and $420, respectively, of revenue related to amounts that were previously included in contract liabilities at the beginning of the period. Deferred revenue decreased $564 from December 31, 2020 to March 31, 2021 due to the timing of payments received from customers.

Revenue related to remaining performance obligations represents the amount of contracted development arrangements that has not been recognized, which includes deferred revenue on the on the unaudited condensed consolidated balance sheet and unbilled amounts that will be recognized as revenue in future periods. As of March 31, 2021, the amount of performance obligations that have not been recognized as revenue was $2,127, of which approximately 62% is expected to be recognized as revenue over the next twelve months and the remainder thereafter. This amount excludes the value of remaining performance obligations for contracts with an original expected length of one year or less. Variable consideration that has been constrained is excluded from the amount of performance obligations that have not been recognized.

Concentrations

Revenues for the three months ended March 31, 2021 and 2020 include sales to one significant customer and their subcontractors, totaling approximately $4,972, or 61%, and $3,348, or 72%, of total revenue and percentage of total revenue, respectively, for the three months ended March 31, 2021 and 2020, respectively. The loss of this customer would have a material impact on the Company’s condensed consolidated financial results.

The two largest customers represented 59% and 12% of accounts receivable as of March 31, 2021 and the two largest customers represented 35% and 12% of accounts receivable as of December 31, 2020. No other individual customer represented more than 10% of accounts receivable at either March 31, 2021 or December 31, 2020.

12.	Unit-Based Compensation

Per the Company’s operating agreement, the Company may issue Class B Units (“profits interests”, “units”) to employees, directors and consultants of the Company. Class B Units entitle the holders of such units to a share of the Company’s profits and distributions of the Company’s assets to the extent their capital accounts are positive. Holders of Class B Units do not have voting rights except to the extent required by law.

The board of directors has authorized 513,846 units for grant under the operating agreement. As of March 31, 2021, 367,927 Class B Units were granted, and 145,919 units remained available for grant. All awards are subject to the terms of the Company’s operating agreement and the related Class B Unit purchase agreements, including forfeiture.

The Class B units are incentive units of the Company subject to vesting and certain restrictions. The Class B unit generally has a four-year vesting schedule, in which 25% of units vest after 12 months and the remaining 75% vest monthly over the following three-year period.

In the event of voluntary or involuntary termination of the holder of the profit interest, the Company has the right, but not the obligation, to repurchase the profit interest at fair market value (the “Repurchase Right”), at any time during the 180-day period following the cessation of service from the unit holder.

The profit interests are equity-classified awards. The Company has had a history of net losses and is in an accumulated deficit position. No compensation cost will be recognized until a change of control qualifying event is deemed probable to occur as the vested units are considered to have no value until distributions are made. Upon occurrence of a qualifying change of control performance condition, the compensation cost will be recognized in full for vested awards.

The following table summarizes activity related to profit interests for the three months ended March 31, 2021:

		Weighted-
		average
	Number of	grant date
	units	fair value

Nonvested profit interests as of December 31, 2020	138,195	$72.68
Granted	-	$-
Vested	(22,702)	$44.56
Forfeited	-	$-
Nonvested profit interests as of March 31, 2021	115,493	$80.44

As of March 31, 2021 and December 31, 2020, there was $11,745 and $11,573, respectively, of total unrecognized compensation cost related to profit interests. These unrecognized compensation costs will be recognized in full when a change of control satisfying the in-substance performance condition becomes probable.

The grant date fair value of the profit interests is determined using the Monte Carlo simulation. The significant assumptions used in valuation include the constant risk-free rate, constant volatility factor and the Geometric Brownian Motion. The following table presents the weighted average assumptions used in the valuations for grants in the three months ended March 31, 2021:

March 31,
2021

Constant risk free rate	0.8%
Constant volatility factor	40%
Geometric Brownian Motion	0.981

There were no awards granted in the three months ended March 31, 2020.

On January 29, 2021, the Company entered into agreements with employees and nonemployees for a total of 62,998 contingently issuable restricted stock awards with a grant date fair value of $6.83 per share. The awards are restricted stock awards that are issued upon the closing of the potential transaction with Thunder Bridge II and vest upon the later of 180 days after the closing date of such transaction or the stated vesting schedule. The agreements contain stated vesting terms that include performance and service conditions. The performance conditions are not considered probable, and no expense has been recognized for the awards in the three months ended March 31, 2021. The awards are settleable by the Company in common stock of the surviving entity of the potential transaction with Thunder Bridge II or in cash, at the Company’s discretion. As of March 31, 2021, there was $430 of total unrecognized compensation cost related to the contingently issuable restricted stock awards. The unrecognized compensation costs will be recognized if the performance condition becomes probable and over the required service period.

13.	Net Income (Loss) Per Common Unit

Basic and diluted net income (loss) per common unit was calculated as follows:

	Three months ended March 31,
	2021	2020
Numerator:
Net income (loss)	$10,361	$(5,380)
Less: Net income (loss) attributable to noncontrolling interest	(454)	(259)
Net income (loss) attributable to common unitholders	$10,815	$(5,121)
Less: Earnings attributable to participating securities	5,372	-
Net income (loss) attributable to common shareholders - basic	$5,443	$(5,121)

Less: Change in fair value of SAFEs	19,100	-
Net income (loss) attributable to common shareholders - diluted	$(13,657)	$(5,121)

Denominator:
Weighted average shares used to compute net income (loss) per unit attributable to common unitholders—basic	1,161,326	1,114,116

Effect of potential conversion of SAFEs	249,394	-
Weighted average units outstanding—diluted	1,410,720	1,114,116

Net income (loss) per unit attributable to unit holders— basic	$4.69	$(4.60)
Net income (loss) per unit attributable to unit holders— diluted	$(9.68)	$(4.60)

Prior to the issuance of the financial statements as of March 31, 2021, but after the period then ended, the Company completed a series of business transactions with Thunder Bridge II pursuant to the MTA. This transaction has materially impacted the number of shares outstanding. See Note 16 – Subsequent Events for more information regarding the transaction.

The Company’s potentially dilutive securities, which include unvested Class B Units, preferred units, warrants for Class A units, warrants for Class G units, and convertible debt, have been excluded from the computation of diluted net income (loss) per unit as the effect would be to reduce the net loss per unit. Therefore, in the three months ended March 31, 2020, the weighted average number of shares outstanding used to calculate both basic and diluted net loss per unit attributable to unitholders is the same. The Company excluded the following potential units, presented based on amounts outstanding at each period end, from the computation of diluted net loss per unit attributable to unitholders for the periods indicated because including them would have had an antidilutive effect:

	Three months ended March 31,
	2021	2020

SAFEs	-	19,554
Class B unvested units	115,493	43,348
Convertible preferred units	1,146,047	1,141,547
Warrants to purchase Class G units	10,205	9,638
Convertible debt into Class A and preferred units	285,000	285,000
	1,556,745	1,499,087

14.	Income Taxes

The Company recorded a provision for income taxes of $13 and $3 for the three months ended March 31, 2021 and 2020, respectively, related to its operations in the UK. As of March 31, 2021, the Company continues to maintain a full valuation allowance against certain deferred tax assets due primarily from its history of generating net operating losses and future projection of tax losses.

15.	Commitments and Contingencies

Litigation

The Company may be a party to routine claims or litigation incidental to its business. The Company does not believe that it is a party to any pending legal proceeding that is likely to have a material adverse effect on its business, financial condition or results of operations.

Lease Commitments

In July 2015, the Company entered into a five-year operating lease for its 14,881 square foot headquarters in Aliso Viejo, California, which is payable monthly with periodic rent adjustments over the lease term. The lease requires a security deposit of $30, which is recorded in other assets on the Company’s condensed consolidated balance sheets as well as a tiered, time-based letter of credit that has now reached its lowest tier of $200. Subsequently, the lease was extended through the end of June 2023.

In October 2015, the Company entered into a five-year operating lease for its Scotland Design Center in Edinburgh, Scotland, which is payable monthly with periodic rent adjustments over the lease term. The lease expired in October 2020. During 2019, the Company entered into a sub-lease agreement with a third party for the Scotland Design Center facility. Separately, effective January 2020, the Company entered into a lease for a property in Scotland. The lease agreement has a term through December 2022 and monthly rent of approximately $19.

In August 2017, the Company entered into a lease assignment and assumption agreement for its design center in Austin, Texas. Rent for the associated office is payable monthly with periodic rent adjustments over the lease term, which expires in April 2021.

In October 2017, the Company entered into a 26-month operating lease for its Wuxi sales and design center. Rent for the associated office is payable monthly with periodic rent adjustments over the lease term. The lease was subsequently extended through December 2021.

In April 2020, the Company entered into a lease for a location in Shanghai, China. The lease expires in February 2022. Rent is approximately $3 per month.

In June 2020, the Company entered into a month-to-month lease for a location in San Francisco for approximately $1 a month.

Total rent expense related to the Company’s operating leases was $236 and $212 for the three month period ended March 31, 2021 and 2020, respectively. Rent expense is recognized on a straight-lined basis over the lease term and is included in the condensed consolidated statements of operations for the three months ended March 31, 2021 and 2020 as follows:

	Three months ended March 31,
	2021	2020

Research and development	$198	$170
Selling, general, and administrative	37	42
	$235	$212

The following table summarizes the future minimum lease payments due under operating leases as of March 31, 2021:

2021 (remaining nine months)	$580
2022	667
2023	237
2024	-
2025 and thereafter	-
$1,484

Tax Distributions

To the extent the Company has funds legally available, the board of directors will approve distributions to each member, prior to March 15 of each year, in an amount per unit that, when added to all other distributions made to such member with respect to the previous calendar year, equals the estimated federal and state income tax liabilities applicable to such member as the result of its, his or her ownership of the units and the associated net taxable income allocated with respect to such units for the previous calendar year. There were no distributions approved by the board of directors or paid by the Company during the months ended March 31, 2021 and 2020.

16.	Subsequent Events

For its condensed consolidated financial statements as of March 31, 2021 and the three months then ended, management reviewed and evaluated material subsequent events from the condensed consolidated balance sheet date of March 31, 2021 through June 16, 2021, the date the condensed consolidated financial statements were issued.

SAFE Issuance

During April 2021, the Company entered into SAFEs with a third-party investor for a total purchase amount of $5,000. The SAFEs require that the Company issue equity to the SAFE holders in exchange for their investment upon an equity financing (including a SPAC transaction) with an aggregate purchase price of at least $35,000.

The equity issued in exchange for the SAFEs was determined based on using a conversion price assuming a valuation cap of $460,000 at the close of the transaction with Thunder Bridge II on June 10, 2021.

PacWest Revolving Line of Credit Amendment

On June 8, 2021, the Company entered into an amendment that extended the maturity date of the revolving credit facility with PacWest to July 21, 2021. Other than the change in maturity date, there were no material changes to the terms of the credit facility.

Transactions with Thunder Bridge II

On June 10, 2021, the Company completed a series of transactions (the “Transaction”) with Thunder Bridge II pursuant to the Master Transactions Agreement dated December 14, 2020, as amended on May 31, 2021. In connection with the Transaction, Thunder Bridge II Surviving Pubco, Inc, a Delaware corporation (“Surviving Pubco”), was formed to be the successor public company to Thunder Bridge II, and a merger subsidiary of Surviving Pubco was merged with and into Thunder Bridge II. Immediately prior to the closing of the Transaction (the “Closing”), shareholders of Thunder Bridge II redeemed an aggregate of approximately 9.9 million common shares of Thunder Bridge II and the outstanding common shares and warrants of Thunder Bridge II were converted into approximately 24.6 million Class A shares of Surviving Pubco and 12.3 million warrants to purchase Class A shares of Surviving Pubco. Concurrent with the Closing, Thunder Bridge II raised $150,000 in a PIPE financing, pursuant to which Surviving Pubco issued 15 million Class A shares. Surviving Pubco changed its name to indie Semiconductor, Inc.

Immediately prior to the Transaction, (i) the Company’s existing warrants to purchase the Company’s Class G units were net exercised and 10,021 Class G units of the Company were issued to the holders of the warrants; (ii) the SAFEs were converted into an aggregate of 284,925 Class A units; (iii) the Cezanne notes and the interest accrued thereunder were converted into an aggregate of 185,000 Class A units and 100,000 Class C units; and (iv) all of the Class C, D, E, F and G units of the Company were converted into an aggregate of 1,251,566 Class A Units of the Company. Immediately thereafter, each outstanding Class A Unit and Class B units was split into approximately 27.8 Class A units and Class B units, respectively.

The Transaction was accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, indie Semiconductor is treated as the “acquirer” for financial reporting purposes. As such, the Company is deemed the accounting predecessor of the combined business and is the successor SEC registrant, meaning that the Company’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The most significant change in our future reported financial position and results is an estimated $400,000 in gross cash proceeds from the merger transaction and a net increase in cash (as compared to our consolidated balance sheet at December 31, 2020) of approximately $335,000. The estimate includes roughly $150,000 in proceeds from a private placement (“PIPE Investment”) that was consummated in conjunction with the Transaction offset by additional transaction costs incurred in connection with the Transaction plus the retirement of indie’s long-term debt.